Exhibit 99.2

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Announces Closing of
Convertible Note Exchange

Cambridge, MA, September 17, 2004 – Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) announced today that it has completed the exchange of approximately $79.3 million in aggregate principal amount of its 5% Convertible Subordinated Notes due 2007 for approximately $79.3 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011.  The Senior Subordinated Notes were issued through a private offering to qualified institutional buyers.  The Senior Subordinated Notes are convertible into Vertex common stock at a price equal to $14.94 per share, subject to adjustment in certain circumstances, which represents a 41.6% premium over the average closing price of the Vertex common stock over the four-day period ending on Monday, September 13 of $10.55.  The Senior Subordinated Notes bear interest at the rate of 5.75% per annum, have a seven-year term and can be redeemed by Vertex on or after February 15, 2007.

Vertex now has $82.6 million in aggregate principal amount of its existing 5% Convertible Notes due 2007 and $232.4 million in aggregate principal amount of its 5.75% Convertible Senior Subordinated Notes due 2011.  The $153.1 million in aggregate principal amount of 5.75% Convertible Senior Subordinated Notes due 2011 issued in February 2004 and the newly issued $79.3 million in aggregate principal amount of 5.75% Convertible Senior Subordinated Notes due 2011 will trade as separate series.

Vertex has agreed to file a registration statement for the resale of the new notes and the shares of common stock issuable upon conversion of the new notes within 120 days of today.

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This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any of these securities.

The new notes and the common stock issuable upon conversion of the new notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and are being offered only to qualified institutional buyers in transactions not subject to the registration requirements of the Securities Act.  Unless so registered, the new notes and the common stock issued upon conversion of the new notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755